UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2010

SABRA HEALTH CARE REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	333-167040	27-2560479
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18500 Von Karman, Suite 550 Irvine, CA		92612
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (949) 255-7100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Distribution Agreement

Sun Healthcare Group, Inc. (“Sun”), Sabra Health Care REIT, Inc. (“Sabra”), and SHG Services, Inc. (“New Sun”) have entered into a distribution agreement, dated as of November 4, 2010 (the “Distribution Agreement”), that provides for various actions to be taken in connection with the distribution to Sun stockholders on a pro rata basis of all of the outstanding shares of common stock of New Sun (the “Separation”) and the merger of Sun with and into Sabra (the “REIT Conversion Merger”), the conditions to the Separation and the relationship between the parties subsequent to the Separation.

Pursuant to the Distribution Agreement, any liability arising from or relating to legal proceedings involving Sun’s healthcare business prior to the Separation will be assumed by New Sun, and New Sun will indemnify Sabra against any losses arising from or relating to such legal proceedings. The Distribution Agreement provides that any liability arising from or relating to legal proceedings involving Sun’s real property assets to be owned by Sabra will be assumed by Sabra and that Sabra will indemnify New Sun against any losses arising from or relating to such legal proceedings. Any liability arising from or relating to legal proceedings prior to the Separation, other than those arising from or relating to legal proceedings involving Sun’s healthcare business or such real property assets, will be assumed by New Sun.

In addition, the Distribution Agreement provides for cross-indemnities that require (i) Sabra to indemnify New Sun (and its subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising from or relating to the liabilities being assumed by Sabra or the breach of the Distribution Agreement by Sabra and (ii) New Sun to indemnify Sabra (and its subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising from or relating to the liabilities being assumed or retained by New Sun or the breach of the Distribution Agreement by New Sun.

Pursuant to the Distribution Agreement, each of the parties agrees to use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate the transactions contemplated by the Distribution Agreement. The Distribution Agreement provides that if any contemplated internal mergers and stock and asset transfers have not been effected on or prior to the date of the Separation, the parties will cooperate to effect these transfers as quickly thereafter as reasonably practicable. The entity retaining any asset or liability that should have been transferred prior to completion of the Separation will continue to hold that asset for the benefit of the party entitled thereto or that liability for the account of the party required to assume it, and must take any other action as may be reasonably requested by the party to whom such asset was to be transferred or by whom such liability was to be assumed in order to place such party, insofar as reasonably possible, in the same position as would have existed had such asset or liability been transferred or assumed as contemplated by the Distribution Agreement.

New Sun and Sabra have agreed in the Distribution Agreement that New Sun will pay all costs associated with the Separation and the other transactions contemplated by the Distribution Agreement that are incurred prior to the Separation. With limited exceptions, all costs relating to the Separation and the other transactions contemplated by the Distribution Agreement that are incurred after the Separation will be borne by the party incurring such costs.

With respect to any period in which Sabra has made or will make an election to be taxed as a real estate investment trust (“REIT”), New Sun will not make any indemnity payments to Sabra in an amount that could cause Sabra to fail to qualify as a REIT. The unpaid amount, if any, of such indemnity will be placed in escrow and will be paid to Sabra only upon the satisfaction of certain conditions related to the REIT income requirements under the Internal Revenue Code of 1986, as amended. Any such amount held in escrow after five years will be released back to New Sun.

The Distribution Agreement also provides for the allocation of the net cash of Sun as of the Distribution Date between New Sun and Sabra as described in a schedule to the Distribution Agreement.

The Distribution Agreement is filed as Exhibit 2.1 to this Form 8-K and is incorporated herein by this reference. This description of the material terms of the Distribution Agreement is qualified in its entirety by reference to such exhibit.

Transition Services Agreement

New Sun and Sabra have entered into a transition services agreement, dated as of November 4, 2010 and effective as of the effective time of the REIT Conversion Merger (the “Transition Services Agreement”), pursuant to which New Sun may provide certain services to Sabra on a transitional basis following the Separation.

To the extent requested by Sabra, New Sun will provide Sabra with administrative and support services on a transitional basis pursuant to the Transition Services Agreement, including finance and accounting, human resources, legal support, and information systems support (each, a “Transition Service”) for a period of up to one year, subject to any permitted extensions contained therein. The Transition Services Agreement provides for Sabra to pay New Sun a rate per labor hour of actual services rendered.

The Transition Services Agreement provides that Sabra has the right to terminate a Transition Service after an agreed notice period. The Transition Services Agreement also contains provisions whereby Sabra generally agrees to indemnify New Sun for all claims, losses, damages, liabilities and other costs incurred by New Sun to a third party that arise in connection with the provision of a Transition Service, other than those costs resulting from New Sun’s gross negligence or willful misconduct.

The Transition Services Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by this reference. This description of the material terms of the Transition Services Agreement is qualified in its entirety by reference to such exhibit.

The Lease Agreements

Subsidiaries of New Sun (each a “Tenant”) and subsidiaries of Sabra (each a “Lessor”) have entered into multiple leases and master lease agreements, that, with certain exceptions, are expected to be effective as of the Separation (the “Lease Agreements”), that set forth the terms pursuant to which subsidiaries of New Sun will lease from subsidiaries of Sabra all of the real property that Sabra’s subsidiaries will own immediately following the Separation (representing 86 of the 202 properties that subsidiaries of Sun operated as of October 1, 2010). The parties to the Lease Agreements consist of multiple Lessors and multiple Tenants. The obligations of the Tenants under the Lease Agreements are guaranteed by New Sun.

The Lease Agreements provide for an initial term of between 10 and 15 years with no purchase options. Amounts due under the Lease Agreements are fixed (except for an annual rent escalator described below), and there is no contingent rental income based upon the revenues or net income which may be derived by subsidiaries of New Sun from the real property leased by New Sun pursuant to the Lease Agreements. Under the Lease Agreements, there is an annual rent escalator equal to the product of (a) the lesser of the percentage change in the Consumer Price Index (but not less than zero) or 2.5%, and (b) the prior year’s rent. The initial annual aggregate base rent payable by subsidiaries of New Sun under the Lease Agreements is approximately $70.2 million.

At the option of the Tenant, the Lease Agreements may be extended for up to two five-year renewal terms beyond the initial term. If the Tenant elects to renew the term of the applicable Lease Agreement, the renewal will be effective as to all, but not less than all, of the leased property then subject to the applicable Lease Agreement. The term of the Lease Agreements is subject to termination prior to the expiration of the then current term upon default by the Tenant in its obligations, if not cured within any applicable cure periods set forth in the Lease Agreements, and certain other conditions described in the Lease Agreements, such as material damage to or destruction or condemnation of a leased property. In addition, in the event the Lessors are interested in disposing of any or all of the leased property which is the subject of the Lease Agreements, the Lease Agreements provide, with certain exceptions, that the Tenant will have a first right to negotiate with the Lessor with respect to the terms of the purchase of the affected leased property.

The Lease Agreements are commonly known as a triple-net lease. Accordingly, in addition to rent, the Tenant is required to pay the following: (i) all facility maintenance, (ii) all insurance required in connection with the leased properties and the business conducted on the leased properties, (iii) certain taxes levied on or with respect to the leased properties (other than taxes on the income of the Lessor) and (iv) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. Events of default under the Lease Agreements include the acceleration of indebtedness under New Sun’s credit facility resulting from a default by New Sun.

The Lease Agreements require that the Tenant utilize a leased property solely for the provision of healthcare services as specified in the Lease Agreements and related uses and such other uses as the Lessor of the leased property may otherwise approve. The Tenant is responsible for maintaining or causing to be maintained all licenses, certificates and permits necessary for the leased properties to comply with various healthcare and other regulations. With certain exceptions, the Tenant is also obligated to operate continuously each leased property as a provider of healthcare services.

The form of the Lease Agreements is filed as Exhibit 10.2 to this Form 8-K and the form of the Guaranty of the Lease Agreements by New Sun is filed as Exhibit 10.3 to this Form 8-K, and such agreements are incorporated herein by this reference. This description of the material terms of the Lease Agreements and the Guaranty is qualified in its entirety by reference to such exhibits.

Sabra Senior Secured Revolving Credit Facility

On November 3, 2010, Sabra Health Care Limited Partnership, of which Sabra is the sole general partner (the “Operating Partnership”), and certain subsidiaries of the Operating Partnership (together with the Operating Partnership, the “Borrowers”) entered into a Credit Agreement (the “Sabra Credit Agreement”) with certain lenders as set forth in the Sabra Credit Agreement and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (each as defined in the Sabra Credit Agreement).

The Sabra Credit Agreement provides for up to a $100.0 million senior secured revolving credit facility (up to $15.0 million of which may be utilized for letters of credit) and includes an accordion feature that allows the Borrowers, through the increase in commitments from existing lenders and/or the addition of new lenders, to increase the borrowing availability under the Sabra Credit Agreement by up to an additional $100.0 million. Borrowing availability under the Sabra Credit Agreement is subject to a borrowing base calculation based on, among other factors, the lesser of (i) the mortgageability cash flow (as such term is defined in the Sabra Credit Agreement) or (ii) the appraised value, in each case of the properties securing the Sabra Credit Agreement. The Sabra Credit Agreement will not be available for borrowing by Sabra until completion of the Separation and REIT Conversion Merger. At that time or soon thereafter, Sabra expects that approximately $87.6 million will initially be available for borrowing under the Sabra Credit Agreement. Borrowing availability under the Sabra Credit Agreement terminates, and all borrowings mature, on November 3, 2013, subject to a one-year extension option.

Borrowings under the Sabra Credit Agreement bear interest on the outstanding principal amount at a rate equal to an applicable percentage plus, at the Borrowers’ option, either (a) a LIBOR rate determined by reference to the cost of funds for Eurodollar deposits for the interest period relevant to such borrowing (the “Eurodollar Rate”), or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus one-half of 1.0%, (ii) the prime rate as announced by Bank of America (the “Base Rate”), and (iii) a LIBOR rate determined by reference to the cost of funds for Eurodollar deposits for a one-month period plus 1.0%. The applicable percentage for borrowings under the Sabra Credit Agreement is 3.00% per annum for borrowings at the Base Rate and 4.00% per annum for borrowings at the Eurodollar Rate.

In addition to paying interest on outstanding principal under the Sabra Credit Agreement, the Borrowers are required to pay a facility fee of 0.50% per annum to the lenders in respect of unused borrowings under the Sabra Credit Agreement.

The Sabra Credit Agreement is secured by, among other things, (i) a first priority lien against certain of the properties owned by certain subsidiaries of Sabra (collectively, the “Borrower Subsidiaries”) and will include initially certain of the properties that Sabra, through its subsidiaries, will acquire in connection with the Separation and REIT Conversion Merger, (ii) a first priority lien against all personal property owned from time to time by such Borrower Subsidiaries, and (iii) a first priority lien against the membership interests of the Borrower Subsidiaries which are owned by the Operating Partnership. The obligations of the Borrowers under the Sabra Credit Agreement are guaranteed by Sabra and certain subsidiaries of Sabra.

The Sabra Credit Agreement contains customary covenants that include restrictions on the ability to make acquisitions and other investments, pay dividends, incur additional indebtedness, engage in non-healthcare related business activities, enter into transactions with affiliates and sell or otherwise transfer certain assets as well as customary events of default. The Sabra Credit Agreement also requires Sabra, through the Borrowers, to comply with specified financial covenants, which include a maximum leverage ratio, a minimum fixed charge ratio and a minimum tangible net worth requirement.

The Sabra Credit Agreement is filed as Exhibit 10.4 to this Form 8-K and is incorporated herein by this reference. This description of the material terms of the Sabra Credit Agreement is qualified in its entirety by reference to such exhibit.

Indemnification Agreement

On November 4, 2010, the board of directors of Sabra (the “Sabra Board”) approved the form of indemnification agreement (“Indemnification Agreement”) to be entered into between Sabra and each person holding office as a director or officer of Sabra on or after such date. The Indemnification Agreement provides that Sabra will, in certain circumstances, indemnify each of the covered directors and officers to the maximum extent permitted by Maryland law for claims arising in such person’s capacity as a director or officer of Sabra. The rights of each director or officer party to an Indemnification Agreement are in addition to any other rights such person may have under Sabra’s charter, by-laws, or otherwise under Maryland law.

The Indemnification Agreement is filed as Exhibit 10.5 to this Form 8-K and is incorporated herein by this reference. This description of the material terms of the Indemnification Agreement is qualified in its entirety by reference to such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 under the heading “Sabra Senior Secured Revolving Credit Facility” is incorporated herein by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Certain Officers

On November 4, 2010, the Sabra Board appointed (i) Richard K. Matros as Sabra’s Chief Executive Officer and President, (ii) Harold W. Andrews, Jr. as Sabra’s Executive Vice President, Chief Financial Officer and Secretary and (iii) Talya Nevo-Hacohen as Sabra’s Executive Vice President, Chief Investment Officer and Treasurer.

Richard K. Matros, age 56, will serve as Sabra’s Chairman, Chief Executive Officer and President. Mr. Matros has served as Chairman of the Board and Chief Executive Officer of Sun since 2001. Mr. Matros served as Chief Executive Officer and President of Bright Now! Dental from 1998 to 2000. From 1998 until its sale in May 2008, Mr. Matros was also the managing partner of CareMeridian, LLC (“CareMeridian”), a healthcare company that specialized in offering subacute and skilled nursing for patients suffering from traumatic brain injury, spinal cord injury and other catastrophic injuries, and continues to hold a partnership interest in a number of entities that own and lease real property to CareMeridian. Previously, from 1994-1997, he served Regency Health Services, Inc., a publicly held long-term care operator, holding positions as Chief Executive Officer, President, director and Chief Operating Officer. Prior to that time, from 1988 to 1994, he served Care Enterprises, Inc., holding positions as Chief Executive Officer, President, Chief Operating Officer, director and Executive Vice President—Operations. Mr. Matros currently serves on the Executive Committee of the Alliance for Quality Nursing Home Care, a Washington, D.C. based advocacy group for the long-term healthcare industry, on the board of directors of Smile Brands, Inc. and on the advisory board for RFE Investment Partners.

Harold W. Andrews, Jr., age 46, will serve as Sabra’s Executive Vice President, Chief Financial Officer and Secretary. Mr. Andrews also serves as managing partner of Journey Health Properties, LLC and Journey Lane 5, LLC, two real estate holding entities he organized to own and lease specialized healthcare facilities and a commercial office building. From 1997 to May 2008, Mr. Andrews was also a partner and Chief Financial Officer of CareMeridian. Previously, from 1996 to 1997, Mr. Andrews served as the Vice President of Finance for Regency Health Services, Inc., a provider of post-acute care services. Prior to that time, he spent 10 years in public accounting at Arthur Andersen LLP, including serving as senior manager for publicly traded healthcare and real estate companies. Mr. Andrews is also a CPA and a member of the AICPA and Financial Executives International. He also serves on the boards of directors of Links Players International and Urban Health Alliance, two non-profit organizations.

Talya Nevo-Hacohen, age 51, will serve as Sabra’s Chief Investment Officer. Ms. Nevo-Hacohen currently serves as an advisor to private real estate developers and operators regarding property acquisitions and dispositions, corporate capitalization, and equity and debt capital raising. From August 2008 to February 2009, Ms. Nevo-Hacohen was a Managing Director with Cerberus Real Estate Capital Management, LLC, an affiliate of Cerberus Capital Management, L.P., a private investment firm. From 2003 to 2006, Ms. Nevo-Hacohen served as Senior Vice President—Capital Markets and Treasurer for HCP, Inc., a healthcare REIT. Previously, from 1993 to 2003, Ms. Nevo-Hacohen worked for Goldman, Sachs & Co. where she was a Vice President in the investment banking and finance, operations and administration divisions. Prior to her affiliation with Goldman Sachs, she practiced architecture and was associated with several architectural firms in New York.

(d) Election of Directors

On November 3, 2010, Mr. Matros, as the sole member of the Sabra Board, increased the authorized number of directors on the Sabra Board to five directors and elected Craig A. Barbarosh, Robert A. Ettl, Michael J. Foster and Milton J. Walters as directors of Sabra to fill the four vacancies.

On November 4, 2010, the Sabra Board appointed: (i) Mr. Barbarosh, Mr. Walters, and Mr. Foster to serve as members of the Audit Committee of the Sabra Board; (ii) Mr. Ettl, Mr. Barbarosh and Mr. Walters to serve as members of the Compensation Committee of the Sabra Board; and (iii) Mr. Ettl, Mr. Walters and Mr. Foster to serve as members of the Nominating and Governance Committee of the Sabra Board.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

2.1	Distribution Agreement, dated November 4, 2010, by and among Sun Healthcare Group, Inc., Sabra Health Care REIT, Inc. and SHG Services, Inc.*

10.1	Transition Services Agreement, dated November 4, 2010 and effective as of the effective time of the REIT Conversion Merger, by and between SHG Services, Inc. and Sabra Health Care REIT, Inc.

10.2	Form of Master Lease Agreement entered into between subsidiaries of SHG Services, Inc. and subsidiaries of Sabra Health Care REIT, Inc. that, with certain exceptions, is expected to be effective as of the Separation with respect to the 86 properties to be owned by subsidiaries of Sabra Health Care REIT, Inc. following the Separation and REIT Conversion Merger.

10.3	Form of Guaranty entered into by SHG Services, Inc. in favor of subsidiaries of Sabra Health Care REIT, Inc., as landlords under the Master Lease Agreements.

10.4	Credit Agreement, dated November 3, 2010, among Sabra Health Care Limited Partnership, Sabra Idaho, LLC, Sabra California II, LLC, Oakhurst Manor Nursing Center LLC, Sunset Point Nursing Center LLC, Sabra New Mexico, LLC, Sabra Ohio, LLC, Sabra Kentucky, LLC, Sabra NC, LLC, Sabra Connecticut II LLC, West Bay Nursing Center LLC and Orchard Ridge Nursing Center LLC, as Borrowers, Sabra Health Care REIT, Inc., as REIT Guarantor, the other guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer.

10.5	Form of Indemnification Agreement to be entered into with each of the directors and officers of Sabra.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SABRA HEALTH CARE REIT, INC.

/s/ Harold W. Andrews, Jr.
Name:	Harold W. Andrews, Jr.
Title:	Executive Vice President, Chief Financial Officer and Secretary

Dated: November 5, 2010

EXHIBIT INDEX

Exhibit Number	Description

2.1	Distribution Agreement, dated November 4, 2010, by and among Sun Healthcare Group, Inc., Sabra Health Care REIT, Inc. and SHG Services, Inc.*

10.1	Transition Services Agreement, dated November 4, 2010 and effective as of the effective time of the REIT Conversion Merger, by and between SHG Services, Inc. and Sabra Health Care REIT, Inc.

10.2	Form of Master Lease Agreement entered into between subsidiaries of SHG Services, Inc. and subsidiaries of Sabra Health Care REIT, Inc. that, with certain exceptions, is expected to be effective as of the Separation with respect to the 86 properties to be owned by subsidiaries of Sabra Health Care REIT, Inc. following the Separation and REIT Conversion Merger.

10.3	Form of Guaranty entered into by SHG Services, Inc. in favor of subsidiaries of Sabra Health Care REIT, Inc., as landlords under the Master Lease Agreements.

10.4	Credit Agreement, dated November 3, 2010, among Sabra Health Care Limited Partnership, Sabra Idaho, LLC, Sabra California II, LLC, Oakhurst Manor Nursing Center LLC, Sunset Point Nursing Center LLC, Sabra New Mexico, LLC, Sabra Ohio, LLC, Sabra Kentucky, LLC, Sabra NC, LLC, Sabra Connecticut II LLC, West Bay Nursing Center LLC and Orchard Ridge Nursing Center LLC, as Borrowers, Sabra Health Care REIT, Inc., as REIT Guarantor, the other guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer.

10.5	Form of Indemnification Agreement to be entered into with each of the directors and officers of Sabra.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission